Exhibit 10.1

CYS INVESTMENTS, INC.

2014 INCENTIVE COMPENSATION PLAN

CYS Investments, Inc.’s 2014 Incentive Compensation Plan (the “Plan”) is a plan under which eligible employees of CYS Investments, Inc. (the “Company”) may receive bonus awards representing the opportunity to receive a payment in accordance with, and subject to the terms of, the Plan (“Bonus Awards”). The amount, if any, that will be payable under a Bonus Award will be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) based upon the Company’s and the employee’s performance during the 2014 fiscal year, subject in all cases to the absolute sole discretion of the Compensation Committee as provided in the Plan. Bonus Award payments under the Plan will be paid no later than March 15, 2015.

Purposes. The Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of the Plan are to: (i) attract and retain top performing employees, (ii) motivate employees by tying compensation to the Company’s absolute and relative performance, and (iii) reward exceptional individual performance that supports the Company’s overall objectives.

Eligibility. All employees of the Company are eligible to participate in the Plan, except for employees who (a) are classified as interns/project employees or (b) commence employment pursuant to an offer letter that excludes participation in the Plan. Those employees who are determined to be eligible for Bonus Awards under the Plan are called “Participants.” An employee must commence employment or otherwise become eligible to participate in the Plan no later than July 1, 2014; provided, however that the Compensation Committee may make exceptions to this requirement in its sole discretion as it deems appropriate. Being a Participant does not entitle the individual to receive a Bonus Award.

Plan Year. The Plan operates on a fiscal year basis, January 1, 2014 through December 31, 2014 (the “Fiscal Year”).

Bonus Awards. A Participant must be an active employee in good standing and on the payroll of the Company, or an approved subsidiary (an “Approved Payroll”), on the day the Bonus Award is paid to receive any portion of a Bonus Award. A Participant who is not actively employed or on an Approved Payroll for whatever reason on the date a Bonus Award is paid is not entitled to a Bonus Award payment. Bonus Award payments for the 2014 Fiscal Year for an employee that was not actively employed or on an Approved Payroll on January 1, 2014 will be paid on a pro-rata basis based on the period of the Fiscal Year during which the Participant was employed by the Company. Notwithstanding the foregoing, a Participant may be eligible to receive a Bonus Award pursuant to his or her employment agreement even if such Participant is not actively employed or on an Approved Payroll on the date a Bonus Award is paid. Additionally, the Compensation Committee may make exceptions to the foregoing in its sole discretion as it deems appropriate.

Notwithstanding any language to the contrary contained in this Plan and for the avoidance of doubt, (a) a Participant is not entitled to a minimum Bonus Award payment or a guaranteed payment pursuant to this Plan and (b) the Compensation Committee, in its sole discretion, will be entitled to reduce the amount of any Bonus Award payment eligible to be paid under the terms of this Plan and can elect not to make a Bonus Award payment even if eligible to be paid under the terms of this Plan. Subject to the foregoing language, the amount payable under a Bonus Award will be calculated at the discretion of the Compensation Committee after considering the Company’s absolute and relative performance, the Participant’s minimum, target and maximum bonus opportunities in light of the Company’s performance and the employee’s performance for the Fiscal Year.

The size of each Participant’s Bonus Award opportunity will be based on various percentages of his or her base salary with respect to the following threshold levels based on the performance of the Company under each sub-component of the quantitative component (the “Quantitative Component”) and the Compensation Committee’s determination of the Participant’s performance under the qualitative component (the “Qualitative Component”).

	Percentage of Base Salary
Name	Minimum	Target	Maximum
Kevin E. Grant	100%	325%	550%
Frances R. Spark	50%	100%	150%
Richard E. Cleary	50%	100%	150%
Thomas A. Rosenbloom	50%	100%	150%
All Other Employees	Will vary based on employee

Components of the Plan. The Plan will be divided into two components, a Quantitative Component and a Qualitative Component. The Bonus Award for each Participant will be eligible to be paid based on the percentage allocation between the two components as follows:

Name	Quantitative Component	Qualitative Component
Kevin E. Grant	75%	25%
Frances R. Spark	60%	40%
Richard E. Cleary	60%	40%
Thomas A. Rosenbloom	60%	40%
All other employees	Will vary based on employee

Quantitative Component. The Quantitative Component will be divided into two sub-components, an absolute return sub-component (the “Absolute Return Sub-Component”) and a relative return sub-component (the “Relative Return Sub-Component”). The Absolute Return Sub-Component will represent 50% of the total Quantitative Component and the Relative Return Sub-Component will represent 50% of the total Quantitative Component. As described in more detail below, the size of the Quantitative Component will be contingent upon (i) with respect to the Absolute Return Sub-Component, the Company’s total stockholder return (“Book Value TSR”), based on the change in the Company’s book value per common share (“Book Value”) plus distributions per share of the Company’s common stock declared during the Fiscal Year, in each case on a one year and three year basis, meeting or exceeding specified performance thresholds, and (ii) with respect to the Relative Return Sub-Component, the Company’s relative total stockholder return, assuming reinvestment of dividends (“Relative TSR”), based on the change in stock price of and distributions on the Company’s common stock declared by the Company, in each case on a one and three year basis, compared to the competitor peer group that is identified below.

Each participant in the Plan is granted an Incentive Award pursuant to the 2013 Equity Incentive Plan (the “Equity Plan”). Subject to the conditions set forth above, the Incentive Award represents the opportunity to receive a cash payment of 50% of the Bonus Award under the Quantitative Component, subject to the Cash Payment Limit (as defined below). The Incentive Award also represents the right to receive shares of restricted common stock of the Company with a value (on the date the shares are issued) equal to 50% of the Bonus Award under the Quantitative Component, plus any portion of the Bonus Award that cannot be paid in cash on account of the Cash Payment Limit. The shares of restricted common stock issued in settlement of the Incentive Award will be subject to the vesting requirements and transfer restrictions as described below. The “Quantitative Component” of the Plan is intended to permit the payment of “performance based compensation” under Section 162(m) of the Internal Revenue Code.

The size of the Quantitative Component is predicated on the condition that the Company manages its investment portfolio within leverage parameters established by the Board, in consultation with the Company’s management. If the Company exceeds the Board’s pre-determined leverage ratio (which the Board has initially set for the Fiscal Year as 8 to 1) (the “Leverage Cap”), then any Bonus Awards under the Quantitative Component attributable to the Company’s leverage ratio being in excess of the Leverage Cap (with the leverage ratio calculated as of the end of each calendar month of the Fiscal Year and included in management’s monthly report to the Board of Directors) will not be paid to the Participants. Notwithstanding the foregoing, the Board may adjust the Leverage Cap at any time during the applicable fiscal year based upon consultation with the Company’s management.

Absolute Return Sub-Component. The Absolute Return Sub-Component will be based on a one year and three year Book Value TSR calculation. The one year Book Value TSR will equal the difference between the Company’s net asset value per common share on December 31, 2013 (as reported in the Company’s Form 10-K for the year ended December 31, 2013) (the “2013 Book Value”) and the Company’s preliminary book value per common share on December 31, 2014, taking into account a specified accrual for cash bonuses established by the Compensation Committee and the Company’s senior executive officers (the “2014 Book Value”), plus distributions per share of the Company’s common stock declared by the Company during the Fiscal Year (the “One Year Book Value TSR”).

The three year Book Value TSR will equal (a) the difference between the Company’s net asset value per common share on December 31, 2011 (as reported in the Company’s Form 10-K for the year ended December 31, 2011) and the Company’s net asset value per common share on December 31, 2012 (as reported in the Company’s Form 10-K for the year ending December 31, 2012) (the “2012 Book Value”), plus distributions per share of the Company’s common stock declared by the Company during the 2012 fiscal year, (b) with such gain or loss compounded with the difference between the 2012 Book Value and the 2013 Book Value, plus distributions per share of the Company’s common stock declared by the Company during the 2013 fiscal year, and (c) with such gain or loss compounded with the difference between the 2013 Book Value and the 2014 Book Value, plus distributions per share of the Company’s common stock declared by the Company during the Fiscal Year (the “Three Year Book Value TSR”).

As stated above, the Absolute Return Sub-Component will comprise 50% of the total Quantitative Component. This 50% component will be comprised of two sub-components, with 45% determined by the One Year Book Value TSR and 5% determined by the Three Year Book Value TSR. The amount of the Bonus Award to be paid under the One Year Book Value TSR and the Three Year Book Value TSR will be determined based on the Company’s performance relative to the hurdle rates included in the following table, with linear interpolation for achievement falling between the hurdle rates:

Bonus Levels	Annualized Hurdle Rates
No Bonus	Less than 4%
Minimum	4%
Target	10%
Maximum	Greater than 12%

Relative Return Sub-Component. The Relative Return Sub-Component will be based on a one year and three year Relative TSR (in each case assuming reinvestment of dividends), based on the change in stock price of the Company and distributions on the Company’s common stock declared by the Company during the measurement period, compared to a competitor peer group. The peer group consists of the following companies: American Capital Agency Corp., Anworth Mortgage Asset Corporation, Annaly Capital Management, Inc., Armour Residential REIT, Inc., Capstead Mortgage Corporation and Hatteras Financial Corp.

As stated above, the Relative Return Sub-Component will comprise 50% of the total Quantitative Component. This 50% component will be comprised of two sub-components, with 25% determined by the one year Relative TSR and 25% determined by the three year Relative TSR. The amount of the Bonus Award to be paid under the one year Relative TSR and three year Relative TSR will be determined based on the Company’s ranking among this peer group as described in the table below:

Bonus Levels	Ordinal Ranking Amongst Peer Group
No Bonus	6th or 7th
Minimum	4th or 5th
Target	3rd
Maximum	1st or 2nd

Qualitative Component. The Plan also includes the “Qualitative Component” (described below) which is separate and distinct from the Quantitative Component. The Qualitative Component is not intended to satisfy the requirements of “performance based compensation” under Section 162(m) of the Internal Revenue Code. The Qualitative Component is intended to allow the Compensation Committee, in its discretion, to provide additional compensation to Participants (as defined below) based on the Compensation Committee’s evaluation of the Participant’s contributions to the success of the Company. The amount of each Bonus Award under the Qualitative Component will be determined by the Compensation Committee in its sole discretion based on its assessment of how each Participant has performed relative to the qualitative factors deemed relevant, including, but not limited to (i) for the Chairman and Chief Executive Officer (the “CEO”): (A) leadership of the Board and the Company, (B) investor relations, stockholder communications and capital raising, (C) the Company’s performance relative to its budget and (D) risk management and capital preservation, and (ii) for the other senior executive officers, qualitative performance objectives determined annually by the CEO and the Board, which may include criteria such as: (A) business unit/functional area performance, and (B) leadership/organizational development.

Form of Bonuses. Bonus Awards will be divided into, and paid in, two components, a cash component and a long-term equity component. The proportional size and form of each component is described below.

Size of Cash Component of Bonus Awards. The aggregate cash component of each Participant’s Bonus Award (the “Cash Component”) will be paid under an Incentive Award granted pursuant to the Equity Plan and will be 50% of such Participant’s total Bonus Award payment, as determined by the Compensation Committee, but will not exceed 0.50% of the average stockholders’ equity of the Company for the Fiscal Year calculated monthly by averaging the stockholders’ equity as of the beginning and end of each month during the Fiscal Year and then averaging each month’s average stockholders’ equity (the “Cash Payment Limit”). Each Participant will receive 50% of his or her individual Bonus Award payment in cash with such pro-rata reductions as is necessary so that the Cash Payment Limit is not exceeded; provided, however, that an employee whose Bonus Award payment is less than $100,000 will receive 10% of his or her individual Bonus Award payment in restricted stock under the Long-Term Equity Component (as defined below) and the remainder in cash. Notwithstanding the foregoing sentences in this section, the Compensation Committee may (i) elect in its discretion to increase the Cash Payment Limit and the Cash Component of the Bonus Award payments to be greater than 50% if, pursuant to this section, certain employees receive greater than 50% of their Bonus Award payments in cash, and (ii) increase the portion of an employee’s Bonus Award payment payable in cash, with a corresponding reduction in the amount of the Bonus Award payment paid under the Long-Term Equity Component, on a case by case basis in the discretion of the Compensation Committee.

Size of Long-Term Equity Component of Bonus Pool. Except as provided in the section above, the long-term equity component of each Participant’s Bonus Award payment (the “Long-Term Equity Component”) will be issued in settlement of an Incentive Award granted pursuant to the Equity Plan and will be 50% of such Participant’s total Bonus Award payment. If the Cash Component exceeds the Cash Payment Limit, the Compensation Committee may, but will not be required to, increase the amount of the Long-Term Equity Component by an amount equal to the excess amount of the Cash Component over the Cash Payment Limit. Except as provided in certain circumstances as described in the section above, each Participant will receive the Long-Term Equity Component of their individual Bonus Award payment in the same percentage as the Long-Term Equity Component percentage of the total Bonus Awards.

Awards under the Long-Term Equity Component will be in the form of Stock Awards (as defined in the Equity Plan) under the Equity Plan that will vest ratably on an annual basis over a five-year period or such other period as may be determined by the Compensation Committee and will be subject to the terms of an award agreement approved by the Compensation Committee.

Bonus Awards Subject to “Clawback”. Each Bonus Award paid under the Plan, whether the Cash Component or the Long-Term Equity Component, will be paid subject to the Company’s right to recoup or “clawback” all or part of the payment in accordance with the requirements of Company policy or applicable law.